Spectrum Sciences & Software Holdings Corp.

Reports Results for 1st Quarter of 2006

Falls Church, VA — May 15, 2006 — Spectrum Sciences & Software Holdings Corp. (OTCBB: SPSC), a premier technology and technical engineering solutions company, today announced revenue of $13.6 million for the first quarter of 2006, compared with revenue of $2.5 million during the first three months of 2005.

The company said that the 436-percent year-over-year revenue increase primarily resulted from acquisitions that occurred in 2005. More than 79 percent of the first-quarter 2006 revenue was generated by the company’s Horne Engineering Services subsidiary, which was not acquired until the second quarter of 2005. Of the two business segments represented by Horne Engineering, Procurement Services contributed $7.5 million and Engineering Services contributed $3.4 million in revenue during the first three months of 2006.

Of the two other subsidiaries acquired in 2005, M&M Engineering, Ltd. (M&M), which was acquired in February 2005 and represents the company’s Industrial and Offshore business segment, provided almost $0.9 million in revenue during the first quarter of 2006. The company’s Coast Engine and Equipment Company (CEECO) subsidiary, acquired in March 2005 and representing the Repair and Overhaul segment, provided almost $0.8 million in revenue during the first quarter of 2006. The company’s fourth subsidiary, Spectrum Sciences & Software, Inc. (SSSI), primarily representing the Security Solutions business segment, provided more than $1.0 million in revenue during the first quarter of 2006.

Spectrum Holdings reported an operating loss of $0.8 million and a net lost of $0.5 million for the first quarter of 2006, compared with a first-quarter 2005 operating loss of $1.9 million and net loss of $1.7 million. Earnings before interest, taxes, depreciation and amortization (EBITDA), less stock option expense, were a negative $0.3 million for the first quarter 2006, compared with a negative $0.9 million for the same period in 2005. Earnings per share on a fully diluted basis (EPS) were a negative $0.01 for the first quarter of 2006, compared with a negative $0.04 for the first quarter of 2005.

Spectrum Holdings’ Chief Financial Officer, Michael M. Megless, said, “Our first-quarter revenue was in line with company projections, and I expect second-quarter revenue to increase from the first-quarter level. I remain confident that Spectrum Holdings will achieve our previously stated growth and profitability targets for 2006.”

Supplemental Disclosures Regarding Non-GAAP Financial Information

To evaluate the operating performance of its business, Spectrum Sciences & Software Holdings Corp. uses certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as operating income (loss), and some of which are not, such as EBITDA less stock option expense. In order to calculate the non-GAAP measure EBITDA less stock option expense, the company excludes from net income (loss) the financial items that it believes are less integral to the day-to-day operations of its business. The company considers this measure to be an important indicator of the operational strengths and performance of its businesses, and believes this measurement helps improve the ability to understand the company’s operating performance and evaluate its performance in comparison to comparable periods. However, EBITDA less stock option expense should be considered in addition to, and not as a substitute for, operating income (loss) or any other measures of financial performance reported in accordance with GAAP. The table below reconciles EBITDA less stock option expense to net income (loss).

Reconciliation of Net Income (Loss) to EBITDA
Less Stock Option Expense (thousand dollars)
	3 Months Ended
	3/31/06	3/31/05
Net Income (Loss)	(507)	(1,745)
Depreciation	225	69
Taxes	(146)	–
Non-cash Employee/Director Stock Options	111	752
EBITDA Less Stock Option Expense	(317)	(924)

Other First-Quarter Developments

Spectrum Holdings’ first quarter of 2006 also included the following highlights:

•	A contract award to Horne Engineering to provide environmental, safety, and occupational health technical support services for the John A. Volpe National Transportation Systems Center.

•	An extension of Horne Engineering’s subcontract with Bechtel National, Inc., supporting reconstruction of Iraq’s power infrastructure.

•	A subcontract award to SSSI to be part of Manufacturing Technology Inc.’s Design & Engineering Support Program II team.

•	SSSI’s successful completion of several intensive first-article acceptance tests for the Defense Logistics Agency’s Defense Supply Center in Philadelphia and for the Air Force, which paved the way for additional manufacturing activity.

•	The decision to evaluate strategic alternatives for the M&M subsidiary.

About Spectrum Sciences & Software Holdings Corp.

Spectrum Sciences & Software Holdings Corp. is a premier technology and technical engineering solutions company focused on three primary target markets — national security, energy & environment, and transportation — with an emphasis on homeland security. The company’s business offerings encompass business management services; procurement and acquisition support; design, engineering, and construction; manufacturing technologies; border and transportation security; environmental management; information analysis; and infrastructure protection. The company’s family of subsidiaries includes Horne Engineering Services, Spectrum Sciences & Software, Inc., M&M Engineering, and Coast Engine and Equipment Company. More information can be found at www.spectrumholdingscorp.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

SOURCE: Spectrum Sciences & Software Holdings Corp.